Exhibit 10.13.1
December 12, 2023

Dear Ryan:

This letter (the “Letter Agreement”) confirms the agreement between you and Etsy, Inc. (the “Company”) regarding the transition of your duties and responsibilities at the Company.

1.Last Date of Employment. Your last day of work as the Chief Marketing Officer (“CMO”) will be December 31, 2023 (“Last Day”). Your last date of employment with the Company will be June 30, 2024, or such earlier date as your employment ends under Section 4 of this Agreement (the “Separation Date”). As of the Separation Date, you will no longer be employed by the Company and will no longer hold yourself out as employed by the Company (and will resign from all other offices you hold with Company affiliates). Following the Last Day through the Separation Date (such period being referred to as the “Transition Period”), you will continue to be employed by the Company in accordance with Section 2, below.

2.Transition Period. During the Transition Period, you will remain employed with the Company as a strategic advisor to the Company’s Chief Executive Officer (“CEO”), Board of Directors (“Board”), and Chief Operating and Marketing Officer (“COMO”). As a strategic advisor, you will be available, upon reasonable notice, to consult with the CEO, Board, and/or COMO on marketing initiatives currently underway, initiated during the Transition Period, and/or contemplated following the Separation Date. Without limitation, such consultation will take the form of (i) regular engagement with the COMO, at mutually convenient times and for a duration to be determined by the COMO, regarding the Company’s performance marketing programs and activities, (ii) a strategic assessment of the Company’s currently contemplated brand marketing campaigns in the first quarter of 2024, as well as any recommendations to adjust and/or evolve those campaigns, and (iii) cooperation in the effort to effect an orderly, smooth, and efficient transition of your duties and responsibilities to such individual(s) as the CEO, the Board, or the COMO may direct.

You agree that, during the Transition Period, you will perform only such duties and responsibilities as are consistent with this paragraph and as assigned to you by the CEO, the Board, and/or the COMO. You further agree that you will perform such duties in a professional manner and in the best interests of the Company.

3.Transition Period Benefits and Post-Separation Benefits.

a.Transition Period Benefits. Subject to Sections 4 and 8, below, as an inducement for you to continue your employment with the Company during the Transition Period; in exchange for your signing this Agreement and not revoking your acceptance of this Agreement; and subject to your compliance with your obligations under this Agreement (including Section 2, above), the Company will provide you with the following benefits:

i.Base Salary. Continuation of your employment through the Separation Date, during which your base salary of $460,000 annualized shall be paid to you in accordance with the Company’s normal payroll practices;

ii.Health Coverage. Continuation of your current health coverage under the Company’s plans through the Separation Date.

iii.Management Cash Incentive Program Eligibility. You will be eligible to participate in the Company’s annual Management Cash Incentive Program (“MCIP”), in accordance with the terms of that program. Your annual cash incentive payment will be subject to approval of the Company’s Compensation Committee based on the achievement of corporate performance objectives and individual performance goals and objectives. For the 2023 performance year, such bonus, if any, shall be paid at the same time as 2023 bonuses, if any, are paid to active employees who are participants in the MCIP, but in no event later than March 15, 2024. For the 2024 performance year, such bonus, if any, shall be paid at the same time as 2024 bonuses, if any, are paid to active employees who are participants in the MCIP, but in no event later than March 15, 2025.

iv.Equity Grants. Your stock options, restricted stock units, and performance stock units will vest through the Separation Date in accordance with the terms and conditions of the applicable equity plan(s) and award agreement(s) pursuant to which they were granted. Any stock options, restricted stock units, and performance stock units that are unvested as of the Separation Date will be forfeited in accordance with those plan(s) and agreement(s). The award agreement(s) between you and the Company evidencing your equity awards pursuant to Etsy, Inc. 2015 Equity Incentive Plan will remain in full force and effect and you agree to remain bound by them. You also acknowledge and agree that you will remain bound by the terms of the Company’s Insider Trading Policy.

v.No other entitlements during the Transition Period. Except for your salary through the Separation Date, any accrued but unused vacation through the Separation Date, reimbursement of expenses you incur prior to the Separation Date, and your entitlement to benefits under any Company benefit, stock, equity, and long-term incentive plan which are vested, and any other payments or benefits required to be paid or provided by law, you agree that you will not be entitled to any additional compensation from the Company, including any salary, bonus or incentive compensation, leave, severance or separation pay, or other remuneration or benefits of any kind, other than as set forth in this Agreement or in a subsequent written agreement between you and the Company. You agree that if you violate any of your obligations under this Agreement, you will no longer be entitled to receive any benefits under this Agreement.

b.    On or After the Separation Date. In exchange for your signing and not revoking the Supplemental Release, a copy of which is attached as Exhibit A to this Agreement (the “Supplemental Release”); and subject to your compliance with your obligations under this Agreement (including Section 2, above), and the Supplemental Release, the Company will provide you with the following benefits:

i.    Severance Payment. Consistent with the terms of the Etsy Executive Severance Plan, a severance payment to you of twelve (12) months of your current salary, less all applicable withholding taxes, shall be paid to you in equal installments on the Company’s regular payroll dates starting as of the Separation Date and subject to the 409A provision below;

ii.    COBRA. Reimbursement of COBRA coverage for you and your family for up to twelve (12) months beginning with the first month after the month in which the Separation Date falls;

iii.    Vesting of Performance Stock Units (“PSUs”). You will be treated as having experienced a Qualifying Termination for the purpose of vesting of any of your PSUs that are outstanding as of the Separation Date in accordance with the terms of the Etsy, Inc. 2015 Equity Incentive Plan Notice of Performance Stock Unit Awards;

iv.    Pro Rata 2024 Bonus Your pro rata cash bonus award for 2024, if applicable, subject to the terms of the Executive Severance Plan. For the 2024 performance year, such bonus, if any, shall be paid at the same time as 2024 bonuses, if any, are paid to active employees who are participants in the Executive Severance Plan.

4.    Termination for Cause or Resignation Prior to June 30, 2024.

a.    Notwithstanding anything else in this Agreement, the Company may terminate your employment for Cause (as defined below) at any time prior to June 30, 2024, in which case you will receive only the benefits described in this Section 4. If the Company terminates your employment for Cause after the date of this Agreement and prior to June 30, 2024, you will receive only your base salary through the applicable date of termination, any accrued, but unused vacation, any vested benefits as of the date of termination under the Company’s benefit, stock, equity, and long-term incentive plans, reimbursement of duly-documented business expenses, and any other payments or benefits required to be paid or provided by law or Company policy (“Accrued Benefits”).

b.    Notwithstanding anything else in this Agreement, you may resign from your advisory role with the Company at any time prior to June 30, 2024, in which case the date of your resignation will be the “Separation Date” and you will receive the benefits outlined in this Section 4 as well as the benefits in Section 3(b) subject to the conditions set forth therein.

5.    Cause. For the purposes of this Agreement, “Cause” shall have the meaning set forth in the Etsy, Inc. Executive Severance Plan.

6    [Reserved]

7.    Release of All Claims. In consideration for receiving the transition benefits described in this Agreement, and to the fullest extent permitted by applicable law, you hereby waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, claims for attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Labor Law, and the New York City Human Rights Law; claims under any and all other federal, state, and local statutes, regulations, and laws of any type; and claims for any compensation or benefits not specifically referenced in this Agreement, including claims under any Company incentive plan, bonus plan, or severance plan). Execution of this Agreement does not bar (i) any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, (ii) any rights you may already have to be indemnified and/or advanced or reimbursed expenses pursuant to any corporate document of the Company or its affiliates or applicable law, including the Indemnification Agreement effective as of June 24, 2019, or your right to be covered under any applicable directors’ and officers’ liability insurance policies, (iii) any rights to the transition benefits set forth in this Agreement, and (iv) any rights to vested equity awards and any rights under any benefit plans of the Company under which you have a vested benefit and for which amounts are payable after the Separation Date.

8.    No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

9.    Other Agreements. At all times in the future, you will remain bound by the Confidentiality and Proprietary Inventions Agreement (“CPIA”) with the Company you signed on May 22, 2019. In addition, you will remain eligible for certain benefits under the Etsy, Inc. Executive Severance Plan (“Severance Plan”) in the event that the Company experiences a Change in Control (as defined in the Severance Plan).
In other words, and for the avoidance of doubt, in the event you are eligible under the terms of this Agreement to receive benefits under both the Severance Plan and Sections 3 of this Agreement, you will receive the greater of the benefits under the Severance Plan or Sections 3 of this Agreement, but you will not receive benefits under both the Severance Plan and Sections 3 of this Agreement. For purposes of clarity, you will also receive the benefits described in Sections 3 of this Agreement in the event you experience a Qualifying CIC Termination (as defined in sub-paragraph (i) of this Section).

Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

10.    Company Property. You represent that on or before the Separation Date, you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

11.    Confidentiality of Agreement. You agree that, until such time as this Agreement is disclosed publicly by the Company, you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your attorney, or financial advisors (provided such individuals agree that they will not disclose to others the existence or terms of this Agreement).

12.    No Disparagement. You agree that you will not make any disparaging statements (orally or in writing) about the Company or its products, services, strategy, legal or business practices, past venture capital investors, known institutional investors, or current or past (as of the date of this Agreement) directors, officers, and known employees who served during your tenure at Etsy. The Company will instruct current members of the Etsy Executive Team and Board to refrain from making any disparaging statements about you.

13.    Cooperation. You agree that you will provide reasonable cooperation with and assistance to the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to services performed or required to be performed by you, knowledge possessed by you, or any act or omission by you. The Company will reimburse you for reasonable related expenses in connection with such cooperation.

14.    Preservation of Rights. Nothing in Sections 7, 11, 12, or 13 above, or otherwise in this Agreement, shall be construed to prevent you from (a) reporting violations of United States or other law or regulations to or (b) participating in an investigation conducted by, or providing truthful information to any government, regulatory, or self-regulatory agency in accordance with law, including but not limited to the Department of Justice, the Securities and Exchange Commission ("SEC"), the U.S. Equal Employment Opportunity Commission ("EEOC"), the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower or other provisions of any applicable United States or other law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. Nevertheless, you acknowledge that you cannot recover any monetary benefit, damages, or equitable relief with respect to any of the claims released and waived in this Agreement through or from any charge filed by you with a fair employment practices agency such as the EEOC or any action commenced by a third party. However, nothing in this Agreement prevents you from obtaining a monetary award from the SEC.

15.    Indemnification. The Indemnification Agreement effective as of June 24, 2019 shall remain in effect in accordance with its terms.

16.    Taxes. All payments under this Agreement will be subject to all deductions required by law, including applicable taxes and withholdings. In accordance with its normal payroll practices, the Company will mail to your home address in the Company’s records any tax reporting forms it prepares in accordance with any payments made to you, at such time as those forms are prepared and/or filed. You will be solely responsible and liable for any taxes owed on any payments or benefits made or provided to you under this Agreement, except for taxes the Company believes it has an obligation to withhold from any such payments or benefits.

17.    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section

409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A.

18.    Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

19.    Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York (other than their choice-of-law provisions).

20.    Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

21.    Consideration and Revocation. You agree by your signature below that you had, and that the Company gave you, at least twenty-one (21) days to review and consider this Agreement before signing it, and that such period was sufficient for you to fully and completely consider all of its terms. The Company hereby advises you to discuss this Agreement with your own attorney (at your own expense) during this period if you wish to do so. You may accept this Agreement by delivering a copy of the Agreement signed by you to me within twenty-one (21) days from the day you receive the Agreement. You may revoke your acceptance of the Agreement for a period of seven (7) days after signing the Agreement by delivering written notification to me within that seven-day period. If you do not revoke your acceptance of the Agreement, it will be effective on the eighth (8th) day after you sign it (“Effective Date”). If you revoke your acceptance of this Agreement, you will not be entitled to the benefits listed in Section 3, above. You agree that you have carefully read this Agreement, fully understand what it means, and are entering into it voluntarily.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

/s/ Josh Silverman
/s/ Josh Silverman
Josh Silverman
CEO & President
Etsy, Inc.

I agree to the terms of this Agreement.
/s/ Ryan Scott
/s/ Ryan Scott
Dated: December 12, 2023

EXHIBIT A

SUPPLEMENTAL RELEASE

You and Etsy, Inc. (the "Company") hereby enter into this Supplemental Release (the "Supplemental Release"), which will become effective on _____.

1.Last Date of Employment. Your last day of employment with the Company was June 30, 2024 (“Separation Date”).
2.Release of All Claims. In consideration for receiving the transition benefits described in Section 3(b) of the letter agreement between you and the Company dated as of November 19, 2023 (the “Agreement”), and to the fullest extent permitted by applicable law, you hereby waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, claims for attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Labor Law, and the New York City Human Rights Law; claims under any and all other federal, state, and local statutes, regulations, and laws of any type; and claims for any compensation or benefits not specifically referenced in the Agreement, including claims under any Company incentive plan, bonus plan, or severance plan). Execution of this Supplemental Release does not bar (i) any claim that arises hereafter, including (without limitation) a claim for breach of this Supplemental Release, (ii) any rights you may already have to be indemnified and/or advanced or reimbursed expenses pursuant to any corporate document of the Company or its affiliates or applicable law, including the Indemnification Agreement effective as of June 24, 2019, or your right to be covered under any applicable directors’ and officers’ liability insurance policies, (iii) any rights to the transition benefits set forth in the Agreement and which are owed or payable after the date of this Supplemental Release, and (iv) any rights to vested equity awards and any rights under any benefit plans of the Company under which you have a vested benefit and for which amounts are payable after the Separation Date.

3.No Admission. Nothing contained in this Supplemental Release will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

4.Other Agreements. Except as expressly provided in the Agreement and this Supplemental Release, the Agreement and this Supplemental Release render null and void all prior agreements between you and the Company and constitute the entire agreement between you and the Company regarding the subject matter of the Agreement and this Supplemental Release. This Supplemental Release may be modified only in a written document signed by you and a duly authorized officer of the Company.

5.Severability. If any term of this Supplemental Release is held to be invalid, void or unenforceable, the remainder of this Supplemental Release will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
6.Choice of Law. This Supplemental Release will be construed and interpreted in accordance with the laws of the State of New York (other than their choice-of-law provisions).
7.Execution. This Supplemental Release may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
8.Consideration and Revocation. You agree by your signature below that you had, and that the Company gave you, at least twenty-one (21) days to review and consider this Supplemental Release before signing it, and that such period was sufficient for you to fully and completely consider all of its terms. The Company hereby advises you to discuss this Supplemental Release with your own attorney (at your own expense) during this period if you wish to do so. You may accept this Supplemental Release by delivering a copy of this Supplemental Release signed by you to me within twenty-one (21) days of the Separation Date. You may revoke your acceptance of this Supplemental Release for a period of seven (7) days after signing the Supplemental Release by delivering written notification to me within that seven-day period. If you do not revoke your acceptance of this Supplemental Release, it will be effective on the eighth (8th) day after you sign it. If you revoke your acceptance of this Supplemental Release, you will not be entitled to the benefits listed in the Letter Agreement. You agree that you have carefully read this Supplemental Release, fully understand what it means, and are entering into it voluntarily.

Please indicate your agreement with the above terms by signing below.
Very truly yours,

______________________________
Josh Silverman
CEO & President
Etsy, Inc.

I agree to the terms of this Supplemental Release.
______________________________
Ryan Scott
Dated: